UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 24, 2018

NORTHERN OIL AND GAS, INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-33999	95-3848122
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

601 Carlson Parkway, Suite 990 Minnetonka, Minnesota	55305
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code   (952) 476-9800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17CFR §240.12b-2).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Executive Appointments

On May 24, 2018, Northern Oil and Gas, Inc. (the “Company”), announced the hiring and appointment of (i) Michael Reger to serve as Chief Executive Officer of the Company, effective May 24, 2018, and (ii) Nicholas O’Grady to serve as Chief Financial Officer of the Company, effective June 1, 2018.

Mr. Reger, 42, was the founder of Northern Oil and Gas, Inc. in 2006 and served as the company’s CEO and Chairman until 2016. Mr. Reger returned to the Company as Chairman Emeritus in 2017 and was named Advisor to the Board in January of 2018. As Advisor to the Board, Mr. Reger was instrumental in the completion of the bond exchange, equity capital raise and the largest acquisition in the company’s history, all announced in the last few months. Mr. Reger is a third generation Williston Basin Landman from Billings, Montana.

Mr. O’Grady, 39, has extensive finance experience, both as an investment banker and as a principal investor. Mr. O’Grady began his career in the Natural Resources investment banking group at Bank of America. Later moving to the hedge fund industry, he worked at firms such as Highbridge Capital Management. While at Highbridge, he was the lead investor in Northern’s initial marketed capital raise in 2007. Most recently he worked as a portfolio manager at Hudson Bay Capital Management from September 2014 to May 2018, where he focused on energy-related equities, public credit, private and direct investments. Previously, he worked as a portfolio manager at Bluecrest Capital Management from November 2013 to June 2014, and at Sigma Capital Management from April 2012 to October 2013.

In connection with the foregoing, Brandon Elliott was appointed to serve as President and Chief Operating Officer of the Company. Mr. Elliott, 46, has been the Company’s Interim President since January 2018 and Executive Vice President of Corporate Development and Strategy since joining the Company in 2013. Previously, Mr. Elliott served as Vice President of Investor Relations of CONSOL Energy Inc., a Fortune 500 coal and natural gas company, from 2010 until 2012.

Employment Agreements

On May 24, 2018, the Company entered into employment agreements with Mr. Reger and Mr. O’Grady. Both employment agreements provide for an initial three-year term, commencing on May 24, 2018 for Mr. Reger and June 1, 2018 for Mr. O’Grady, subject to earlier termination upon notice or certain other conditions, and with the potential for additional one year renewal terms. The new agreements will subject both executives to any “clawback” or similar policy hereafter adopted by the Company’s Board of Directors to comply with applicable law.

Under his employment agreement, Mr. Reger is entitled to just a $1 cash base salary and, in lieu of a traditional base salary, an annual restricted stock grant subject to time-based vesting to be negotiated in good faith by the parties annually. Mr. Reger’s initial such time-based grant will be for 240,000 shares, vesting in 12 equal monthly installments over the next twelve months. Under his employment agreement, Mr. O’Grady is entitled to a $270,000 annualized cash base salary.

Under the employment agreements, each executive will be entitled to an annual restricted stock grant subject to performance-based vesting, which shall be negotiated in good faith by the parties annually. Mr. Reger’s initial such performance-based grant will be for 900,000 shares, and Mr. O’Grady’s will be for 360,000 shares. Half of such shares are subject to fourth quarter 2018 annualized Adjusted EBITDA goals of $265 million (threshold), $295 million (target) and $325 million (maximum). The other half of such shares are subject to average stock closing price goals (for the last 20 trading days of 2018) of $2.60 (threshold), $2.90 (target) and $3.20 (maximum). Any shares earned as a result of the Company’s performance relative to these goals will vest in three equal installments in 2019, 2020 and 2021.

The employment agreements contain double-trigger change in control provisions whereby, if the executive’s employment is terminated by the Company without “cause” or by him for “good reason” (in each case, as defined in his employment agreement) in connection with a change in control (or within twelve months after a change in control), then all outstanding unvested equity awards held by him will automatically vest, and the executive will be entitled to receive a cash payment equal to the sum of (i) $1.2 million for Mr. Reger, or two times base salary for Mr. O’Grady, (ii) his annualized vehicle allowance, and (iii) twelve months of COBRA premiums to continue his existing group health and dental coverage. Each executive will be entitled to the same benefits described in the first sentence of this paragraph if his employment is terminated by the Company without “cause” or by him for “good reason.”

Copies of the employment agreements are attached hereto as Exhibits 10.1 and 10.2, and incorporated herein by reference. The description of the employment agreements contained herein is qualified in its entirety by reference to the full text of the employment agreements. In addition, the disclosure included in the Company’s Form 8-K filed with the SEC on September 26, 2017 is incorporated herein by reference.

Item 9.01.     Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Description
10.1	Amended and Restated Employment Agreement, dated May 24, 2018, between Northern Oil and Gas, Inc. and Michael Reger.
10.2	Employment Agreement, dated May 24, 2018, between Northern Oil and Gas, Inc. and Nicholas O’Grady.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 31, 2018	NORTHERN OIL AND GAS, INC. By /s/ Erik J. Romslo Erik J. Romslo Executive Vice President, General Counsel and Secretary